UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 29, 2016

BIO-PATH HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36333	87-0652870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4710 Bellaire Boulevard, Suite 210, Bellaire, Texas	77401
(Address of principal executive offices)	(Zip Code)

(832) 742-1357

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On June 29, 2016, Bio-Path Holdings, Inc. (the “Company”) and certain healthcare focused institutional investors entered into a securities purchase agreement (the “Purchase Agreement”), pursuant to which the Company agreed to sell an aggregate of 5,882,352 shares of its common stock and warrants to purchase up to 2,941,176 shares of its common stock in a registered direct offering with gross proceeds of approximately $10.0 million.

The common stock and warrants are being sold in units, with each unit consisting of one share of common stock and a warrant to purchase one half (0.5) of a share of common stock. The purchase price per unit is $1.70. Subject to certain ownership limitations, the warrants will be exercisable after six months from issuance, have a term of five years after they become exercisable and an exercise price of $2.30 per share of common stock. The shares and warrants are immediately separable. The warrants will not be listed on the Nasdaq Capital Market or any other securities exchange.

On June 24, 2016, the Company entered into an engagement letter (the “Engagement Letter”) with H.C. Wainwright & Co., LLC (the “Placement Agent”), pursuant to which the Placement Agent agreed to serve as the exclusive placement agent for the Company, on a reasonable best efforts basis, in connection with the proposed placement of shares of the Company’s common stock and warrants to purchase shares of the Company’s common stock in a registered direct public offering. The Company has agreed to pay the Placement Agent an aggregate cash fee equal to 6.0% of the gross proceeds received in the offering. In addition, the Company has agreed to grant to the Placement Agent a warrant to purchase up to 250,000 shares of the Company’s common stock. The Company has also agreed to pay to the Placement Agent a non-accountable expense allowance of $25,000 and up to $75,000 expense reimbursement; however, the Placement Agent has agreed to deduct the expense reimbursement up to $75,000 from the Placement Agent’s cash fees in connection with the offering.

The net proceeds to the Company from the registered direct public offering, after deducting the Placement Agent’s fees and expenses, the Company’s estimated offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in the offering, are expected to be approximately $9.3 million. The offering is expected to close on or about July 5, 2016, subject to the satisfaction of customary closing conditions. The Company currently intends to use these net proceeds for working capital and general corporate purposes.

The units, shares of common stock, warrants to purchase common stock and shares of common stock issuable upon exercise of the investor warrants will be issued pursuant to a prospectus supplement dated as of June 29, 2016, which was filed with the Securities and Exchange Commission in connection with a takedown from the Company’s shelf registration statement on Form S-3, as amended (File No. 333-192102), which became effective on January 13, 2014, and the base prospectus dated as of January 13, 2014 contained in such registration statement.

The legal opinion of Winstead PC relating to the legality of the issuance and sale of the shares of common stock, warrants and shares of common stock issuable upon exercise of the warrants in the offering is attached as Exhibit 5.1 to this Current Report on Form 8-K.

The description of terms and conditions of the Engagement Letter, the Purchase Agreement and the form of warrant set forth herein do not purport to be complete and are qualified in their entirety by the full text of the Engagement Letter, the form of warrant and the form of Purchase Agreement, which are attached hereto as Exhibits 1.1, 4.1 and 10.1, respectively, and incorporated herein by reference.

The Engagement Letter and the form of the Purchase Agreement contain representations and warranties that the parties made to, and solely for the benefit of, the other parties in the context of all of the terms and conditions of those agreements and in the context of the specific relationship between the parties. The provisions of the Engagement Letter and the form of Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Securities and Exchange Commission.

Item 8.01.	Other Events.

On June 29, 2016, the Company issued a press release announcing the transactions described above under Item 1.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

1.1	Engagement Letter, dated as of June 24, 2016, by and between Bio-Path Holdings, Inc. and H.C. Wainwright & Co., LLC

4.1	Form of Warrant

5.1	Opinion of Winstead PC

10.1	Form of Securities Purchase Agreement

23.1	Consent of Winstead PC (included in Exhibit 5.1)

99.1	Press Release dated June 29, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-PATH HOLDINGS, Inc.

Dated: June 29, 2016	By:	/s/ Peter H. Nielsen
Peter H. Nielsen
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

1.1	Engagement Letter, dated as of June 24, 2016, by and between Bio-Path Holdings, Inc. and H.C. Wainwright & Co., LLC

4.1	Form of Warrant

5.1	Opinion of Winstead PC

10.1	Form of Securities Purchase Agreement

23.1	Consent of Winstead PC (included in Exhibit 5.1)

99.1	Press Release dated June 29, 2016